Exhibit 99.1

Crystal River 3 Retirement Summary

On February 5, 2013, Duke Energy (the “Company”) announced its intention to retire the Crystal River 3 (CR3), 860-MW nuclear power plant. The company and its insurance carrier, Nuclear Electric Insurance Limited (NEIL), have reached a resolution of the company’s coverage claims on CR3 through a mediation process (the “mediator’s proposal”).

Per the terms of a retail settlement agreement reached in 2012 (the “2012 Regulatory Settlement”), with consumer representatives and approved by the Florida Public Service Commission (FPSC), the Company retains the sole discretion and flexibility to retire CR3.  The Company expects that the FPSC will review the prudence of the retirement decision later this year in the currently stayed “Phase 2” of the CR3 delamination regulatory docket.  Progress Energy Florida (PEF) will also ask the FPSC to review the mediator’s proposal as part of “Phase 3” of this regulatory docket.

Financial Implications of Decision to Retire CR3

•                  Per the 2012 Regulatory Settlement, the Company is permitted to seek recovery of its retail investment in CR3 (approximately $1.6 billion at 12/31/12).  For regulatory purposes, this retail investment will include accrued carrying charges, which will be based upon a return on equity of 70% of the prevailing authorized return on equity.

•                  Recovery cannot begin prior to 2017 and is expected to extend over a 20-year period.

•                  As a result of the decision to retire CR3, a return on CR3 retail investments will be recorded at an after-tax debt return of approximately 3.4% until 2017 (as compared to a full after-tax weighted-average cost of capital of approximately 6.4%).  This change in accrual rate will reduce the Company’s 2013 EPS by approximately $0.06.

($ in millions)	Retail PP&E 12/31/12 (1)
Original investment	$375
Nuclear fuel	245
Steam generator, containment repair, other CWIP and inventory	750
Uprate	275
Total	$1,645

(1)               Excludes PP&E amount allocated to wholesale

•                  In connection with the decision to retire the CR3 nuclear plant, PEF will record an approximate $195 million in impairments in 4Q12 related to the portion of CR3 plant balances allocated to wholesale customers and other provisions.  At Duke Energy, these impairments will be recorded as an increase to goodwill in purchase accounting related to the Duke Energy acquisition of Progress Energy, Inc.

Decommissioning Fund Status

•                  The Company is currently developing a decommissioning plan, which will evaluate various decommissioning options and the costs associated with each option.

•                  The Company intends to implement a SAFSTOR (“SAFe STORage”) decommissioning plan assumed to be executed over an extended period (i.e., 40 to 60 years).

•                  Current decommissioning fund balance of approximately $600 million is expected to be sufficient to decommission the plant (including future investment growth of the fund).

NEIL Insurance Coverage

•                  In 4Q 2012, the Company entered into a non-binding mediation process with NEIL.

•      The company and NEIL have reached a resolution of the company’s coverage claims through a mediation process. Under the terms of the mediator’s proposal, NEIL will pay an additional $530 million. Along with the $305 million NEIL has already paid, the company’s customers will receive $835 million in insurance proceeds. This will be the largest claim payout in the history of NEIL.

•                  Amounts deferred for replacement fuel costs of approximately $450 million at December 31, 2012 are subject to recovery in annual fuel proceedings.

2012 Regulatory Settlement Highlights (in the event of a retire decision)

Retirement Decision	• Provides the company with the sole discretion and flexibility to retire CR3 and permits the Company to seek recovery of and on all CR3 investments
CR3 Uprate Project	• Allows for continued recovery of project carrying costs through Nuclear Cost Recovery Rider
Base Rates

•    Revenue requirement increase of $150 million (net of impact of removing CR3 from rate base) implemented on January 1, 2013

•    Base rate freeze from 2013 — 2016

•    Allowed return on equity of 9.5% to 11.5% (midpoint of 10.5%)

Replacement Fuel and Purchased Power

•    Parties to the Regulatory Settlement waived right to challenge replacement fuel and purchased power, regardless of final NEIL decision on replacement power coverage

•    Total of $388 million to be refunded in 2013-16

•    PEF accrued $288 million expense in 4Q 2011

•    Since repairs did not begin prior to 12/31/2012, PEF must refund up to $40 million in 2015 and up to $60 million in 2016 (accrued $100 million expense in 3Q 2012)

Levy Nuclear Plant

•    Parties to the Regulatory Settlement agree to allow full recovery of all costs, or approximately $350 million (including EPC cancellation costs), beginning January 1, 2013

•    Parties to the Regulatory Settlement allow full recovery of Commercial Operating License costs

•    Parties to the Regulatory Settlement allow wholesale-allocated Levy Nuclear spending accumulated through this period to be amortized against retail rates, fully by 2016

CR3 Background

•                  CR3 is located in Citrus County, Florida and went into service in March 1977.  The Crystal River Energy Complex includes the nuclear facility and four coal-fired generating units.  The complex is the largest complex on the Progress Energy Florida system.

•                  Progress Energy Florida owns 91.8% of the CR3 plant.  Eight municipal electric utilities and one electric cooperative collectively own the remaining 8.2% of CR3.

•                  In September 2009, CR3 began an outage for normal refueling and maintenance as well as an uprate project to increase its generating capability and to replace two steam generators.  During preparations to replace the steam generators, workers discovered a delamination (or separation) within the concrete on the periphery of the building, which resulted in an extension of the outage.  After analysis, it was determined that the concrete delamination at CR3 was caused by redistribution of stresses in the containment wall that occurred when an opening was created to accommodate the replacement of the unit’s steam generators.

•                  In March 2011, the work to return the plant to service was suspended after monitoring equipment identified a new delamination that occurred in a different section of the outer wall after the repair work was completed and during the late stages of retensioning the containment building.  CR3 has remained out of service while PEF conducted an engineering analysis and review of the new delamination and evaluated possible repair options.

•                  PEF selected in June 2011 a vendor that would be engaged to complete the repair of CR3 should the choice to repair be made.  Based on an analysis of possible repair options performed by outside engineering consultants, PEF selected an option, which would entail systematically removing and replacing concrete in substantial portions of the containment structure walls.  The preliminary cost and duration was estimated at $900 million to $1.3 billion and 30 months, respectively.

•                  The Florida Public Service Commission approved in February 2012 a comprehensive settlement agreement, the 2012 Regulatory Settlement, among the company, Florida Office of Public Counsel and other customer advocates (see highlights above).

•                  In March 2012, Duke Energy commissioned an independent review team led by Zapata Incorporated (Zapata) to review and assess PEF’s CR3 repair plan, including the repair scope, risks, costs and schedule.  In its final report, Zapata found that the repair scope appeared to be technically feasible, but that there were significant risks that would need to be addressed regarding the approach, construction methodology, scheduling and licensing.  Zapata performed four separate analyses of the estimated project cost and schedule to repair CR3, with estimates for costs ranging from $1.49 billion to $3.43 billion and project duration of ranging from 31 months to 96 months.

•                  In February 2013, Duke Energy announced its intention to retire CR3 and a resolution of the company’s coverage claims with NEIL through a mediation process.